Exhibit 99(l)

                                                                August ___, 2001




Board of Trustees
Henderson Global Funds
737 N. Michigan Avenue

Suite 1950
Chicago, Illinois  60611

         Re:      Form of Subscription Agreement for Shares
                  of Henderson Global Funds (the "Trust")
                  -----------------------------------------

Dear Trustees:

         Henderson Global Investors (North America) Inc. offers to purchase from the Trust 20,000 Class A shares of beneficial interest, 2,500 Class B shares of beneficial interest and 2,500 Class C shares of beneficial interest in each portfolio of the Trust: Henderson European Focus Fund, Henderson Global Technology Fund, Henderson International Developing Companies Fund, Henderson International Opportunities Fund and Henderson Worldwide Growth Fund; at $10.00 per share for an aggregate purchase price of $1,250,000 in cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt by the Fund of said payment.

         These shares are not being purchased with any present intent of distributing or reselling the same to the public and will be held for the investment of Henderson Global Investors (North America), Inc.

                                                      Sincerely,

                                                      HENDERSON GLOBAL INVESTORS
                                                      (NORTH AMERICA) INC.



                                                     By:_______________________


Accepted and agreed to this
____ day of August, 2001.

HENDERSON GLOBAL FUNDS

By:_________________________